Exhibit 11.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion of our report dated June 11, 2015, with respect to the consolidated financial statements of Groundfloor Finance Inc. and Subsidiaries as of December 31, 2014 and 2013 and for the years then ended, appearing in this Amendment No. 4 to the Regulation A Offering Statement on Form 1-A of Groundfloor Finance Inc.

/s/ Hughes Pittman & Gupton, LLP

Raleigh, North Carolina
July 29, 2015